CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated May 31, 2016, relating to the financial statements and financial highlights of Iron Horse Fund, a series of Northern Lights Fund Trust (the predecessor fund to Rational Iron Horse Fund, a series of Mutual Fund and Variable Insurance Trust), for the year ended March 31, 2016, and to the references to our firm under the headings “Information About The Existing Fund and New Fund”, “Exhibit A” and “Exhibit B” in the Prospectus and “Part C” and “Index to Exhibits” in the Statement of Additional Information.

Cohen & Company, Ltd.

Cleveland, Ohio

January 11, 2017